UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2008

SILICON GRAPHICS, INC.

(Exact name of registrant specified in its charter)

Delaware	001-10441	94-2789662
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1140 East Arques Ave., Sunnyvale, California 94085

(Address of principal executive offices, including Zip Code)

Registrant’s telephone, including area code: (650) 960-1980

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 3, 2008, the board of directors of Silicon Graphics, Inc. (the “Company”) designated Mr. Timothy Pebworth as the Company’s principal accounting officer.

Mr. Pebworth, age 42, joined the Company as the Vice President, Corporate Controller and Chief Accounting Officer on May 12, 2008. Prior to joining the Company, Mr. Pebworth served as the Chief Financial Officer of 24/7 Customer, Inc. from April 2007 to April 2008 and as the Corporate Controller from April 2005 to March 2007. From December 2002 to March 2005, Mr. Pebworth was a Senior Finance Manager at Intel Corporation serving in the Technology Manufacturing Group overseeing Microprocessor, Chipset and Flash costing and inventory. Prior to leaving Intel in April 2005, and while still serving in his capacity in the Technology Manufacturing Group, Mr. Pebworth was promoted to a Controller position. Mr. Pebworth received his BA from Ambassador University in Pasadena, California and his MBA from the Peter F. Drucker Graduate School of Management (now known as the Peter F. Drucker and Masatoshi Ito Graduate School of Management), Claremont Graduate University, in Claremont, California. Mr. Pebworth is licensed by the Washington State Board of Accountancy as a Certified Public Accountant and is designated a Certified Management Accountant by the Institute of Management Accountants.

Mr. Pebworth’s annual base salary is $220,000, and he is eligible to participate in the Fiscal Year 2008 SGI Cash Bonus Plan (the “Bonus Plan”). Mr. Pebworth’s target bonus under this plan for fiscal year 2008 will be 40% of his base salary, prorated from his start date, and awarded upon achievement of certain corporate and individual performance objectives. For fiscal year 2008, Mr. Pebworth is guaranteed a minimum payout of $20,000 under the Bonus Plan. In addition, Mr. Pebworth will receive options to purchase 10,714 shares of common stock (the “Stock Options”) and 4,286 shares of restricted stock units (“RSUs”). The Stock Options and RSUs each will vest with respect to 25% of the shares or units underlying the grants on the first anniversary of the grant date, and thereafter with respect to an additional 6.25% of the shares or units following the completion of each three-month period thereafter so that the entire grant will be fully vested 48 months after the grant date. The grants will be made on the Company’s standard form agreements and made pursuant to the terms and conditions of the Company’s Management Incentive Plan.

In addition, the Company and Mr. Pebworth intend to enter into the Company’s standard form of Indemnification Agreement, pursuant to which, subject to certain exceptions and limitations, the Company agrees to hold harmless and indemnify Mr. Pebworth to the fullest extent permitted by law against all expenses, judgments, fines and settlement amounts incurred by him in connection with any threatened, pending or completed action, suit or proceeding arising out of his employment.

Mr. Pebworth and the Company also intend to enter into the Company’s standard form of Employment Continuation Agreement for certain officers, pursuant to which, subject to certain exceptions and limitations, the Company agrees that in the event Mr. Pebworth’s employment is involuntarily terminated (except “for cause,” death, retirement, or resignation other than for good reason) within 24 months after a Change in Control, he will be provided 12 months of his current base compensation at the rate in effect immediately prior to the Change in Control, a pro-rated bonus payment, COBRA co-payments for 12 months and equity acceleration.

As an officer of the Company, Mr. Pebworth is eligible under certain circumstances in connection with termination of his employment with the Company to enter into the Company’s standard form of Separation Agreement and General Release, which would provide Mr. Pebworth with an additional 6 months of his then-current base compensation and COBRA co-payments for 6 months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILICON GRAPHICS, INC.

Date: June 9, 2008	By:	/s/ Barry J. Weinert
	Name:	Barry J. Weinert
	Title:	Vice President and General Counsel